Exhibit 10.1

CONFIDENTIAL TREATMENT

STANDARD MANUFACTURING AGREEMENT

Solectron Corporation, (“Supplier”) a Delaware corporation whose principal place of business is located at 847 Gibraltar Drive, Milpitas, CA 95035 and Teradyne, Inc., (“Customer”), a Massachusetts corporation whose principal place of business is located at 321 Harrison Ave., Boston, MA 02118 in their desire to formulate a strategic business relationship and to define their expectations regarding this relationship, hereby agree as follows:

1.0	Precedence

1.1.	This Agreement is intended by Supplier and Customer to operate as a basic set of operating conditions regarding their respective business relationship. Product specific requirements and pricing will be mutually agreed to and documented by an addendum to this Agreement.

1.2.	Should any conflict occur, this Agreement and its addenda shall prevail over the terms and conditions of any quotation, purchase order, acknowledgment form or other instrument.

1.3.	This Agreement may be executed in one or more counterparts, each of which will be deemed the original, but all of which will constitute but one and the same document. The parties agree this Agreement and its addenda may not be modified except in writing signed by both parties.

2.0	Definitions

2.1.	The term “Customer” shall be defined as Teradyne, Inc., including all of its domestic and international divisions and subsidiaries.

2.2.	The term “Supplier” shall be defined as Solectron Corporation including, but not limited to, Solectron Technology Singapore Pte. Ltd., Solectron Technology Sdn Bhd, Solectron Netherlands BV and any other Offshore Business Headquarters, and all of its domestic and international divisions and subsidiaries.

2.3.	The term “Product(s)” shall be defined as item(s) manufactured or sold by Supplier and listed in Current Price List and as otherwise agreed in writing by the parties.

2.4.	The term “Purchase Order” shall be defined as Customer’s written authorization to build and ship a specific quantity of item(s) for a specified Delivery Date for a specified price.

2.5.	The term “Cycle Time” shall be defined as the time required to convert piece parts to finished assemblies and deliver to Customer’s facility after issuance of purchase order.

2.6.	The term “Delivery Date” shall be defined as the Product delivery date reflected on Customers purchase order or the latest agreed upon delivery date for rescheduled orders for delivery at Customers location set forth on the purchase order.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission (“SEC”).

2.7.	“Current Price List” refers to the contract attachment which defines the price of any and all board assemblies to be supplied by Supplier at a specific revision, specific price, specific lead-time, whether in turnkey or consignment or a combination thereof and may be revised by mutual written agreement of the parties.

2.8.	“Non-Standard Components” are components purchased for Products that Supplier purchased on behalf of Customer in performance of a Purchase Order or Forecast that are non-cancelable, non-returnable, have been altered from original packaging and/or received value added services, such as programming, tape and reeling or special customer marking, or unusable in manufacturing for Supplier’s other customers. Such parts shall be identified in writing at time of contract approval or upon release of a new board assembly requirement, which includes such components and shall be resubmitted upon any change to part status at Supplier. Due to the dynamic nature of such listing, Seller may experience changes in designation during the quarter. In such event, if material liability is created due to a forecast change by Buyer, Seller will provide backup data to justify the Buyer liability. Notwithstanding the above, Buyer is liable for standard components that have been altered from original packaging and/or received value added services, such as programming, tape and reeling or special Buyer marking that Seller can not mitigate.

2.9.	The term “Order Policy” refers to the method of controlling inventory by buying different classifications of parts at different intervals and in different increments, as set forth in Supplier’s order policy, see below, which will be reviewed quarterly and modified based on mutual consent.

ORDER POLICY
Parts Classification	% Demand $	Dock to Stock Time	Order Interval / Lot Size (Shop Days)
A	[ ]*%	[ ]*	[ ]*

B	[ ]*%	[ ]*	[ ]*

C	[ ]*%	[ ]*	[ ]*

2.10.	“Consigned Components” are those components Customer will provide to Supplier on a consignment basis at no charge which will be incorporated in the manufacture of the Product.

2.11.	“Turnkey Components” refers to the components provided by Supplier, required to build the board assembly to the required configuration, manufactured and supplied by vendors on the Customer’s approved vendor list (“AVL”) and included in the current price of the Product.

2.12.	“Standard Components” shall be defined as standard product (“off-the-shelf technology”) which is not custom or unique to Customer’s design. These components shall be further defined as those which can be canceled and/or returned to the original supplier or used in other Supplier applications.

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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2.13.	“On-Time Delivery” is defined as between [ ]* days prior to and zero (0) days after Delivery Date.

2.14.	“Excess Material” is defined as material purchased and on hand at Supplier in reasonable compliance with a Purchase Order or a Forecast that is in excess of [ ]* of customer demand as projected in the Forecast.

2.15.	“Custom Components” are defined as designed by Customer and are unique to their product. Such parts shall be identified in writing at time of contract approval or upon release of a new board assembly requirement, which includes such components and shall be resubmitted upon any change to part status at Supplier. Due to the dynamic nature of such listing, Seller may experience changes in designation during the quarter. In such event, if material liability is created due to a forecast change by Buyer, Seller will provide backup data to justify the Buyer liability. Notwithstanding the above, Buyer is liable for standard components that have been altered from original packaging and/or received value added services, such as programming, tape and reeling or special Buyer marking that Seller can not mitigate.

2.16.	“Materials” as used in this Agreement is interchangeable with components and/or parts.

2.17.	“Forecast” shall be defined as the rolling 12-month requirement of Products for which Customer intends to place firm Purchase Orders. Forecasts shall be updated on a weekly basis and do not constitute firm orders to purchase Product.

2.18.	“Invoice Date” shall mean the date the invoice is issued by the Supplier to the Customer for Product sold and delivered hereunder.

2.19.	“Good Cause” shall exist for the termination by Customer or Supplier of a Purchase Order or modification of a Forecast if the material breach by other party of any term or condition of this Agreement or any addenda hereto is not timely cured as provided in this Agreement.

2.20.	“Effective Date” shall mean the date of this Agreement as set forth on the signature page hereto.

3.0	Term

3.1.	This Agreement shall commence on the effective date when signed by both parties, and shall continue for an initial term of two (2) years. It is the intent of both parties to automatically renew the Contract for successive one (1) year increments unless either party requests in writing, at least [ ]* days prior to the anniversary date, that this Agreement is to be renegotiated.

4.0	Product Forecast

4.1.	It is agreed that Customer will provide Supplier, on a weekly basis Product Forecast.

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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4.2.	Customer agrees to hold a firm four (4) weeks plus current week schedule in the forecast. Schedule changes within four (4) weeks of Forecast plus the current week may be required to support Customer demand, however they must be mutually agreed to by both parties. Supplier shall provide Customer a net change analysis of new forecasts and load forecast in MRP within five (5) business days.

4.3.	Business simulation or “what if” analysis will be required as business conditions warrant. Supplier to provide an initial “sizing” of the request on a best effort basis within a twenty-four (24) hour period. Supplier must provide a complete analysis on how the Teradyne schedule can be achieved within five (5) business days. This change must be mutually agreed upon. The initial response will raise the constraining items, the complete response will provide information on Supplier’s ability to solve these original constraints.

Key response items to include are:

a.	Material constraints.

b.	Manufacturing and test constraints.

c.	Premium and test charges.

5.0	Material Procurement

5.1.	Customer to provide a certificate of compliance or deviation form with any Customer supplied and/or consigned material that does not agree with the AVL. Supplier is to only use material that is on the Customer AVL. Any material substitutes must be authorized in writing by Customer. Customer is to provide weekly updates to the AVL. This will be achieved via the Customer Component Information System (CIS) system. It is required that Supplier updates its AVL documentation accordingly within five business days.

5.2.	The Supplier shall work with Customer to establish supply chain initiatives to enhance the overall flexibility and responsiveness of the supply chain. Supply Chain initiatives include such items as Vendor Managed Inventory (VMI), Supplier finished good hubs, raw or semi-finished good kanbans at various stages and supporting Teradyne’s Supply Chain Express Initiatives.

6.0	Purchase Orders and Price Reviews

6.1.	Customer agrees to provide Supplier with Purchase Orders or Order releases four (4) weeks in advance of delivery (or as otherwise provided by an addendum) and shall become effective upon transmittal of the order to Supplier, providing that these Purchase Orders and Order releases and the requirements therein were set forth in the forecast. Any changes to a Purchase Order or an Order release within four (4) weeks of the Delivery Date needs mutual agreement. Supplier agrees to use its reasonable efforts to accommodate any changes requested less than the four (4) weeks from the Delivery Date.

6.2.	Unless otherwise mutually agreed, Supplier and Customer will meet once every three (3) months during the term of this Agreement to review pricing and determine whether any

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price increase or decrease is required. Any price change shall apply only to purchase orders or material releases issued after the effective date of such price change. Pricing for Products and components will be maintained and agreed to by both parties at the conclusion of each cost review.

6.3.	Customer and Supplier will utilize [ ]*. Supplier’s [ ]* will be applied as follows:

Specific [ ]* and [ ]* assemblies
(PNs: [ ]*)
[ ]* — [ ]*%

[ ]* other assemblies ([ ]*):
[ ]* — [ ]*%;

[ ]* assemblies:
[ ]* — [ ]*%.

6.4.	Purchase Price Variation (PPV)

PPV reconciliation occurs quarterly in conjunction with the mutually agreed to pricing review schedule. All variance occurrences within the given time frame are included in the reconciliation with the exception of any out-of-cycle unfavorable variances resulting from part change (per an ECO) or agreed to premium charges resulting from forecast re-scheduled pull-ins or increases within lead-time. Supplier will advise Customer when unfavorable PPV is identified. PPV exceeding $[     ]* require prior Customer approval to order placement and Customer will make reasonable efforts to approve unfavorable PPV requests or settle with manufacturer to maintain pricing. PPV should not impact any material buys required to meet scheduled commit dates and Supplier is authorized to proceed with MRP execution to meet Customer requirements.

6.5.	Cost Reduction

Supplier initiated cost reduction proposals, that are successfully implemented, will be shared with the Supplier in the amount of [     ]* for the first (1st) quarter. After the first (1st) quarter, [     ]* of the cost savings will be provided to the Customer in the form of reduced assembly prices. The full benefit of Customer initiated cost reduction will be provided to the customer in the form of reduced assembly prices. Customer and Supplier shall mutually determine if the supplier cost reduction proposals qualify for cost savings sharing.

7.0	Delivery

7.1.	Supplier will target 100% On-Time Delivery, defined in Section 2.13 for each lot delivery scheduled for a single Delivery Date. This Section, as appropriate, may be modified by an addendum to reflect specific Product requirements.

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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7.2.	All Products shall be delivered FCA Supplier’s facility (Incoterms 2000). All right, title and interest in, to and under Products shall transfer to Teradyne when such Products are delivered to the carrier. Supplier shall use reasonable commercial efforts to deliver Products on the applicable delivery dates and assist Customer in arranging any desired insurance (in amounts that Customer shall determine). All costs of shipping, insurance and freight and customs duties, costs, taxes, premiums, and other expenses relating to such transportation and delivery shall be at Customer’s expense.

7.3.	If delivery schedules require acceleration or increase, Supplier will use commercially reasonable efforts to meet the request, subject to material and capacity availability.

7.4.	Upon learning of any potential delivery delays, Supplier will immediately notify Customer as to the cause and extent of such delay.

7.5.	If Supplier fails to make deliveries at the specified time and such failure is caused by Supplier, Supplier will, at no additional cost to Customer, employ accelerated measures such as material expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule or minimize the lateness of deliveries.

7.6.	Under normal working conditions the Customer will not incur overtime-premium charges for work performed. From time to time unscheduled demand may require overtime. Charges, if any, for such overtime will be mutually agreed to in advance. The Customer must authorize premium charges for material.

8.0	Payment Terms

8.1.	Supplier may issue an invoice to the Customer for Product sold and delivered hereunder no earlier than the date the Product is delivered to the common carrier. The invoice shall be sent electronically to Customer so that it is received the same day as the issue date. Supplier and Customer agree to payment terms of Net 30 days from the Invoice Date. Customer shall issue payment electronically so that it is received 30 days from the Invoice Date.

8.2.	Currency will be in U.S. Dollars unless specifically negotiated and reflected in the addenda.

9.0	Quality

9.1.	Supplier shall manufacture the Products in accordance with the quality requirements; standards and expectations as mutually agreed to and reflected in the addenda.

9.2.	Improvement Goals

Customer and Supplier mutually agree that continuous improvement goals for cost, quality and Cycle Time reduction shall be established, measured, and will be reviewed at least quarterly to ensure the mutual goals are met and new goals are identified.

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10.0	Engineering Changes

10.1.	Customer may, upon advance written notice to Supplier, submit engineering changes for incorporation into the Product. This engineering change notification (“ECN”) shall document the change to effectively support an investigation of the impact of such engineering change on price, delivery, quality and performance. Supplier will review the engineering change and report to Customer within five (5) working days. If any such change affects the price, delivery, quality, or performance of said Product, an equitable adjustment will be negotiated between Supplier and Customer. When required Supplier will respond within one (1) business day with a cost, schedule, and inventory exposure impact analysis, if any, to incorporate the ECN. This one-day response will be on a best efforts basis.

10.2.	Supplier agrees not to undertake significant process changes, design changes, or process step discontinuance without prior written notification and concurrence of the Customer.

11.0	Inventory Management

11.1.	Only to the extent reasonably necessary to timely meet forecasted demand, Purchase Orders, and delivery dates, Supplier is authorized to procure material on behalf of Customer based on the submittal of an Forecast or Purchase Order from the Customer. Supplier will procure material based on Order Policy. The Order Policy will be reviewed quarterly and adjusted based on business needs.

Supplier is authorized to purchase materials using standard purchasing practices including, but not limited to, acquisition of material recognizing economic order quantities, supplier minimum and multiple order quantities, Order Policy and long lead time component management in order to meet the forecasted requirements of Customer. Any purchases made in excess of the MRP requirements due to minimum order quantity, lot sizing or economic order quantities that increase the Customers inventory liability by greater than $[     ]* must require the Customer approval. Customer recognizes its financial responsibility for the material purchased by Supplier on behalf of Customer, provided Supplier executes to the requirements herein. Supplier shall obtain prior written authorization from Customer for any deviation from these practices. Customer’s financial responsibility for such material purchased by Supplier based on a Forecast is strictly limited to that defined in this Section of the Agreement.

11.2.	Material Cancellation/De-expedite

Customer may cancel/de-expedite material by means of modifying the weekly Forecast or providing a written cancellation notice to Supplier of an outstanding Purchase Order.

(a) Modification in the Weekly Forecast – Modifications to the Forecast may result in material cancellation or de-expedites if the change in Forecast either eliminates the demand for the part, or moves out the Purchase Order due date by more than four (4) weeks beyond the originally-scheduled delivery date. In the event material cancellation is required, the Supplier is obligated to comply with sections 11.3 to 11.6 below.

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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(b) Changes via a written cancellation notice—major events such as a cancelled order by the Customer, may cause a significant reduction in demand. In these cases the Customer shall issue the Supplier a formal written cancellation letter. Any cancellation or de-expedite charges are to be provided to Customer within three (3) days or less from the date of the notification of the cancellation and will be reviewed on an as needed basis until closure. This process will require the approval of the subcontract manager at Customer and will be worked through the Supplier Program Manager.

11.3.	Compensation for Cancelled Material

Customer may terminate or cancel a Purchase Order or modify a Forecast at any time for Good Cause, with liability limited to: (i) Purchase Orders that have been fulfilled prior to the date of termination or cancellation; (ii) Excess Material existing at the date of termination or cancellation; (iii) completed Product inventory existing at the date of termination or cancellation. In the event of a termination or a cancellation of a Purchase Order or the modification of a Forecast by Customer for reasons other than Good Cause or the qualification of material as Excess Material, Customer agrees to compensate Supplier for Products and material inventory as follows: (i) the contract price of all finished Products in Supplier’s possession (provided that the finished goods were authorized by a Customer Purchase Order), (ii) the standard cost of material inventory (including cost of acquisition) and customer specific value added materials or services and value add, whether in raw form or a Work in Process (“WIP”), and not returnable to the vendor or usable for other customers, (iii) the standard cost of material on order which cannot be canceled and is to be received by Supplier (including cost of acquisition), the standard cost of material on order which cannot be canceled and has been or will be cancelled at the sub-tier supplier and not received at Supplier (cost of acquisition will not be applied) and (iv) any imposed vendor cancellation charges incurred with respect to material canceled or returned to the vendor, or otherwise set forth in an addendum. Cancellation issues are to be handled in accordance with Section 11.7 Excess Inventory Payment.

11.4.	General Cancellation Provisions

The following applies to all cancellation regardless of reason:

•

Mitigation Efforts: The Supplier shall make all reasonable efforts to mitigate its costs and liabilities in the event of the cancellation or modification of a Purchase Order or a Forecast or the qualification of material as Excess Material, including, without limitation, the immediate cessation of all manufacturing activities and the provision of notice to Supplier’s vendors within five (5) business days to cancel all outstanding orders and stop all production. The Supplier must also make all commercially reasonable efforts to mitigate its liabilities by, for example, reviewing other customers’ requirements for the same parts. Should such matches be found, Supplier agrees to internally transfer excess components to these customers to dispose of these parts.

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•

Teradyne will not be liable for any standard commodity material which can be consumed by Solectron’s other customers’ requirements within ninety (90) days, or can be returned to suppliers at no charge.

•

In the event Supplier seeks any compensation from Customer under this section 11, the Supplier must reasonably substantiate costs, expenses, damages and claims and must receive written authorization from the Customer prior to taking action that may result in cancellation charges that are to be borne by or assessed against the Customer. Mitigation documentation and identification of component Excess Material to Product, will be provided for the high cost components.

11.5.	Inventory Reporting and Analysis Requirements

Supplier shall review and discuss with Customer, on a weekly basis, inventory reports generated which identify the Customers inventory exposure, the net change in exposure caused by the latest week MRP, and the order alignment/cancellation actions required of Solectron to reduce on order exposure.

The following inventory reports will be made available by Supplier at such time they are reasonably requested by the Customer.

All inventory reporting to be segregated by Non-Standard and Standard parts.

Cancellation/De-Expedite Status

The Supplier will provide to Customer, on a bi-weekly basis a written report indicating the following:

•

Newly identified de-expedite and cancel opportunities sorted by sub-tier supplier in descending dollar order based on the cancelled portion. Newly identified de-expedite and cancel opportunities are defined as the new MRP actions identified during the past two week period.

•	The Supplier’s performance against the previously recorded de-expedite and cancel opportunities sorted by sub-tier supplier in descending dollar order based on the cancelled portion.

•	By board type in descending dollar order based on the cancelled portion.

•	The previously recorded de-expedite and cancel opportunities must be identifiable to the date that the MRP action was initiated.

Excess Material Exposure

The Supplier will provide a written weekly summary report of Excess Material that includes:

•	Total on hand inventory

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•	Total on order inventory

•	Excess Material

•	Excess Material on order

•	The fifty (50) highest valued parts that are Excess Material

•	The total Customer inventory value

The Supplier will provide a written weekly report that reflects:

•	Raw form materials

•	WIP

•	Finished goods or Products

•	Material on order

Detailed back-up reporting to be provided on a monthly basis or upon request.

11.6.	Excess Inventory Disposition:

11.6.1	Contra-Asset Account On-hand Raw Material, WIP, Finished Goods and on-order Raw Materials liabilities will be evaluated monthly relative to Customer Forecast.

In the first week of Supplier’s Fiscal Month, Supplier will notify Customer of inventory balance in excess of Customer’s [    ]* demand at the end of prior Supplier’s fiscal month. By the 15th day of each month, Customer will provide a PO to Supplier for the quoted material value of the excess inventory position. Supplier will book the PO payment to an inventory reserve allocated to Customer on Supplier’s balance sheet. The parts will physically stay in Supplier’s stockroom, warehouse, or WIP stock.

The value of excess inventory payments will continue to show in Supplier’s gross inventory, but the inventory reserve (contra-asset) will cause the net inventory position of Supplier’s Customer inventory to be reduced less than the gross position. Reporting of inventory balances to Customer by Supplier would show an itemization of parts that equals the gross position with a line at the bottom of the report which would reflect the reserve position and show a net inventory number.

Customer may ship to Supplier a mutually agreed quantity of Customer owned material at Supplier’s current budget price that has demand in the Forecast. Supplier will receive and hold such inventory into Supplier’s on-hand inventory and Supplier will book the inventory value to the reserve account (contra-asset) allocated to Customer on Supplier’s balance sheet. The parts will be physically located in Supplier’s active stockroom, warehouse, or WIP stock.

Supplier will refresh the excess inventory analysis to reflect the changes in on-hand inventory on a monthly basis, and provide a consumption report to the Customer the first week of the next month. Supplier is fully responsible for the value of all inventories held

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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in Supplier’s warehouse. By the 15th day of each month, Supplier will provide a PO (payment terms of net 30) to Customer for physical inventory reductions as inventory is consumed or otherwise mitigated.

Example 1:	Inv Qty			[ ]* Dmd			[ ]* Excess		Std Price			Extend $
P/N ABC		[	]*		[	]*	[	]*	$	[	]*	$	[	]*
P/N DEF		[	]*		[	]*	[	]*	$	[	]*	$	[	]*
Total												$	[	]*
Additional Reserve	$	[	]*
Customer Issue P.O. To Supplier				$	[	]*

11.6.2	Customer will pay Supplier a monthly management fee per site as follows based on the value of the inventory held in the contra-asset accounts at the respective site:

- $[ ]*—$[ ]*	[ ]*% per month;
- >$[ ]*—$[ ]*	$[ ]* per month fixed fee;
- >$[ ]* $[ ]* per month fixed fee, plus [ ]*% per month for the value of the inventory above $[ ]*.

The fee is an accommodation for the following contra-asset management costs incurred by Supplier. The fee is intended to cover the costs of the following activities:

-	cycle counts;

-	quarterly audits, not to exceed one day and one person Supplier support unless discrepancies require additional support;

-	storage;

-	shrinkage;

-	insurance;

-	transportation between warehouses;
-	management / analysis / activity reporting.

11.6.4	Customer will provide purchase order and authorization to ship or scrap within ten (10) days of notification, at quoted material price plus cost of acquisition, for on hand material that is obsolete due to date code, or zero demand in Forecast or other material Customer wants to remove from the contra asset account. Quoted cost of acquisition is [ ]* percent ([ ]*%) for the Americas, and [ ]* percent ([ ]*%) for Asia.

11.6.5	Supplier may take exception to certain material held in the Contra asset accounts and request Customer take physical possession of such material. Customer may request Supplier to hold inventory outside of buyback requirements. The parties agree to negotiate in good faith such material, and reach a resolution acceptable to both parties.

12.0	Customer Owned Tooling

All Customer tooling/equipment furnished to Supplier or paid for by Customer in connection with this Agreement shall:

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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a)	Be clearly marked and remain the personal property of Customer.

b)	Be kept free of liens and encumbrances.

c)	Be maintained and securely stored by Supplier, unless, otherwise agreed. The determination of who shall be responsible for the maintenance expense will be determined on a case by case basis.

d)	Be inventoried annually and a copy of such inventory shall be provided to Customer.

Supplier shall securely store Customer property at its own risk and shall not modify the property without the written permission of Customer. Upon Customer’s request, Supplier shall redeliver the tooling/equipment to Customer in the same condition as originally received by Supplier with the exception of reasonable wear and tear.

Supplier shall provide to Customer periodic reports listing all Customer owned tooling/equipment under Supplier’s possession and control. Supplier shall advise Customer if the forecasted demand exceeds the capacity provided by both the customers tooling and the suppliers overall capacity. Such notice shall be provided with sufficient time to allow the Customer to take required action.

13.0	Confidential Information

13.1.	Supplier and Customer agree to execute, as part of this Agreement, a Nondisclosure Agreement for the reciprocal protection of confidential information.

13.2.	Subject to the terms of the Nondisclosure Agreement and the proprietary rights of the parties, Supplier and Customer agree to exchange, at least semi-annually, relevant process development information and business plans.

14.0	Warranty

14.1.	Supplier warrants for a period of [ ]* from the date of manufacture, or [ ]* months for Products Supplier hubs for demand pull, that (i) the Product will conform to the specifications applicable to such Product at the time of its manufacture, which are furnished in writing by Customer and accepted by Supplier; (ii) such Product will be of good material (supplied by Supplier) and workmanship and free from defects for which Supplier is responsible in the manufacture; (iii) such Product will be free and clear of all liens and encumbrances and that Supplier will convey good and marketable title to such Product. In the event that any Product manufactured shall not be in conformity with the foregoing warranties Supplier shall, at Customer’s option, either credit Customer the purchase price paid by Customer for such Product, or, at Supplier’s expense, replace, repair or correct such Product. The foregoing constitutes Customer’s sole remedies against Supplier for breach of warranty claims.

14.2.	Supplier shall have no responsibility or obligation to Customer under warranty claims with respect to Products that have been subjected to abuse, misuse, accident, alteration, neglect or damaged in repair by other than Supplier personnel.

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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14.3.	Supplier agrees to transfer to Customer any transferable warranty made to Supplier by its vendors with respect to materials included in or comprising Products.

THE WARRANTIES CONTAINED IN THIS SECTION ARE IN LIEU OF, AND SUPPLIER EXPRESSLY DISCLAIMS AND CUSTOMER WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR USE.

14.4.	In the case of non-conforming Product (excluding defects caused by Customer) the Supplier will be responsible for all rework costs associated with the non-conforming board. The Supplier will use all commercial means necessary to meet all scheduled Delivery Date requirements.

14.5.	CONFIDENTIALITY

14.5.1	The parties shall treat the terms and conditions and the existence of this Agreement as Confidential Information (as such term is defined in the NDA referenced below).

14.5.2	Confidential Information. Upon execution hereof, the parties shall comply with the provisions of that Non-Disclosure Agreement executed by Supplier and Customer on (the “NDA”). Notwithstanding any identification of information exchanged hereunder as Confidential Information as defined in the NDA, Supplier specifically acknowledges that in order to manage, monitor, and resolve demand, inventory, supply and production issues directly relating to the manufacture and fulfillment of Customer’s products, Customer must share a variety of Supplier’s information and data, as well as some or all of this Agreement, with other third parties involved in the manufacture of Customer’s products. Accordingly, Customer must be and Supplier acknowledges that Customer is free to disclose to those necessary third parties, but not to any competitors of Supplier, data and information provided to Customer by Supplier solely as necessary to manage and resolve component supply and production issues relating to Customer’s products and provided that such third parties have agreed in writing to maintain the confidentiality of such Confidential Information.

14.5.3

Neither party may use the other party’s name in advertisements, news releases, publicity statements, financial statement filings (unless in areas specifically required to meet General Accepted Accounting Principles (GAAP) or Securities Exchange Commission (SEC) filing requirements) or disclose the existence of this Agreement, nor any of its details or the existence of the relationship created by this Agreement, to any third party without the specific, written consent of the other. If disclosure of this Agreement or any of the terms hereof is required by applicable law, rule, or regulation, or is compelled by a court or governmental agency, authority, or body: (i) the parties shall use all legitimate and legal means available to minimize the disclosure to third parties of the content of the Agreement, including without limitation seeking a confidential treatment request or protective order; (ii) the party compelled to make and disclosure shall inform the other

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party at least ten (10) business days in advance of the disclosure; and (iii) the party compelled to make disclosure shall give the other party a reasonable opportunity to review and comment upon the disclosure, and any request for confidential treatment or a protective order pertaining thereto, prior to making such disclosure. The parties may disclose this Agreement in confidence to their respective legal counsel, accountants, bankers, and financing sources as necessary in connection with obtaining services from such third parties.

14.5.4	Neither party may use the other party’s name or trademarks in advertisements, materials, web sites, press releases, interviews, articles, brochures, banners, letterhead, business cards, project reference or client listings without the other’s written consent.

14.6.	COMPLIANCE WITH LAWS; IMPORT/EXPORT

14.6.1	Compliance with Laws. Supplier warrants it has complied and shall comply with all applicable laws, regulations and ordinances in effect at the time of manufacture of each of the Products. Upon Customer’s reasonable request, Supplier agrees to provide reasonable assistance to Customer to facilitate compliance with such laws.

14.6.2	Import and Export. Supplier shall provide Customer with information and assistance as may be reasonably required and requested in connection with executing import, export, sales, and trade programs, including but not limited to, manufacturer’s affidavits, harmonized tariff schedule, export control classification number, qualification information (e.g. origin), and U.S. Federal Communications Commission’s identifier when applicable. Customer shall reimburse Supplier for all costs incurred to provide such information and assistance.

14.6.3	Compliance with Environmental Laws. Supplier shall comply with all applicable environmental federal, state and local laws, regulations and ordinances, including but not limited to the laws and regulations of the United States, relating to this Agreement and Supplier’s manufacture of the Products provided hereunder. In the event that Supplier’s performance of its obligations under this Agreement requires the delivery to or handling by Customer of hazardous materials as specified in the U.S. Department of Transportation, Title 49 or OSHA standards or regulations, Supplier will promptly notify in writing Customer and upon request will provide Customer with material safety data sheets and other documentation reasonably necessary for compliance with applicable laws and regulations. Notwithstanding the foregoing, Supplier shall be fully responsible under this Agreement for any liability resulting from its actions in supplying or transporting hazardous materials or otherwise failing to comply with environmental laws and regulations.

14.7	OWNERSHIP AND BAILMENT RESPONSIBILITIES

14.7.1

Any specifications, drawings, schematics, technical information, data, tools, dies, patterns, masks, gauges, test equipment and other materials furnished to Supplier by Customer or paid fork Customer shall (i) remain or become Customer’s property, (ii) be used by Supplier exclusively for Customer’s orders, (iii) be clearly marked as Customer’s

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property, (iv) be segregated when not in use, (v) be kept in good working condition at Supplier’s expense, and (vi) be shipped to Customer, at Customer’s expense, promptly on Customer’s demand or upon termination or expiration of this Agreement, whichever occurs first. Any such property furnished by Customer to Supplier that is marked or otherwise noted by Customer as being confidential information will be treated by Supplier in accordance with the confidentiality obligations set forth herein.

14.7.2	Supplier shall be liable for any loss of or damage to Customer’s property while in Supplier’s possession or control, ordinary wear and tear excepted and shall maintain and provide in effect appropriate property and casualty insurance for the full replacement value of such Customer property.

15.0	Termination

15.1.	If either party fails to meet any one or more of the terms and conditions as stated in either this Agreement or the addenda, Supplier and Customer agree to negotiate in good faith to resolve such default. If the defaulting party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the nondefaulting party shall have the right to immediately terminate this Agreement by furnishing the defaulting party with written notice of termination.

15.2.	This Agreement may be immediately terminated by either party should the other party; (i) become insolvent; (ii) enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (iii) enter into a receivership of any of its assets or; (iv) enter into a dissolution of liquidation of its assets or an assignment for the benefit of its creditors.

15.3.	Either Supplier or Customer may terminate this Agreement without cause by giving six (6) months advance written notice to the other party.

16.0	Dispute Resolution

16.1.	In the spirit of continued cooperation, the parties intend to and hereby establish the following dispute resolution procedure to be utilized in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.

16.2.	It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between Supplier and Customer. Either party may initiate negotiation proceedings by written notice to the other party setting forth the particulars of the dispute. The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. If these proceedings are not productive of a resolution, then senior management of Supplier and Customer are authorized to and will meet personally to confer in a bona fide attempt to resolve the matter.

16.3.

Should any disputes remain existent between the parties after completion of the two-step resolution process, set forth above, then the parties shall, if mutually agreed, promptly submit any dispute to mediation with an independent mediator or to arbitration with a single arbitrator pursuant to the rules of the American Arbitration Association. Failing

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mutual agreement to mediate or arbitrate, each party shall be free to seek recourse in a court of competent jurisdiction.

16.4.	The parties agree that claims or actions related to confidentiality, bankruptcy, intellectual property or non-payment of monies due under this Agreement may be brought in a court of competent jurisdiction without prior dispute resolution as described above.

17.0	Limitation of Liability

IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, OR TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY DAMAGES OF ANY KIND WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

18.0	Patent, Copyright and Trademark Indemnity

Supplier will, at its expense, defend, indemnify and hold harmless Customer and its officers, directors, employees and agents from and against any and all losses, costs, liabilities and expenses (including reasonable attorneys’ fees) arising out of any action brought against Customer or any of its customers based on a claim that (i) Supplier’s manufacturing process for the Products infringes the intellectual property rights of any third party, or (ii) Products manufactured by Supplier that fail to conform to Customer’s specifications, whether due to defects or engineering changes by Supplier, infringe the intellectual property rights of any third party, to the extent that such claim would have been obviated if such products were manufactured according to Customer’s specifications.

Customer will, at its expense, defend, indemnify and hold harmless Supplier and its officers, directors, employees and agents from and against any and all losses, costs, liabilities and expenses (including reasonable attorneys’ fees) arising out of any action brought against Supplier based on a claim that the Products manufactured in compliance with Customer’s specifications infringe the intellectual property rights of a third party.

The indemnification obligations specified above arise only if the indemnified party: (i) gives the indemnifying party prompt notice of any such claims; (ii) permits the indemnifying party to direct the defense and the settlement of such claims; (iii) and renders reasonable assistance and cooperation to the indemnifying party.

19.0	General

19.1.

Each party to this Agreement will maintain insurance to protect itself from claims (i) by the party’s employees, agents and subcontractors under Worker’s Compensation and Disability Acts, (ii) for damages because of injury to or destruction of tangible property resulting out of any negligent act, omission or willful misconduct of the party or the party’s employees or subcontractors, (iii) for damages because of bodily injury, sickness, disease or death of its employees or any other person arising out of any negligent act,

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omission, or willful misconduct of the party or the party’s employees, agents or subcontractors.

19.2.	Neither party shall delegate, assign or transfer its rights or obligations under this Agreement, whether in whole or part, without the prior written consent of the other party.

19.3.	Failure by either party to enforce any provision of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or other term and condition.

19.4.	Neither party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars or any other cause beyond the reasonable control of the delayed party provided that the delayed party: (i) gives the other party written notice of such cause within five (5) days of the discovery of the event; and (ii) uses its reasonable efforts to remedy such delay in its performance.

19.5.	This Agreement shall be governed by, and construed in accordance with the laws of the State of California, excluding its conflict of laws provisions.

19.6.	Neither party shall have or shall represent that it has any power, right or authority to bind the other party or to assume or create any obligations or responsibility express or implied, on behalf of the other party or in the other party’s name.

19.7.	Nothing stated in this Agreement shall be construed as constituting a partnership or joint venture, or as creating the relationship of employer and employee, franchiser or franchisee, master or servant or principal or agent.

19.8.	Supplier is to maintain at all times a “core” Customer focus team. A “core” team is defined as a program manager, materials/commodity specialist, manufacturing engineer, and a production control specialist. The team should be modified at all times to support changes in business or demand as required.

19.9.	In the case of a transfer of material assets, fixtures, and procedures from one Supplier site to another, due to a program transfer that is caused by performance issues at the Supplier site, Supplier will pay for all shipping and related costs and expenses. This will include the following:

a)	Packaging of material and or fixtures.

b)	Freight cost associated with the transfer.

c)	Successful receipt and set-up of all material, fixtures, and equipment.

d)	Transfer must be completed in a time frame that will not negatively effect delivery of Product to Customer.

19.10.	In the case of program re-deployment to a non-Supplier location the following will occur:

a.	Customer and Supplier will work in good faith to mutually re-deploy all material, fixtures, and associated assets to its final destination.

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19.11.	If the Customer chooses to transfer any of the assemblies to another non-Supplier manufacturing site due to Supplier’s inability to supply the assemblies in accordance with quality and delivery requirements (the determination that Supplier can not perform must be mutually agreed to), the Customer will not be responsible for the payment of the Supplier’s material overhead fee when procuring material from Supplier.

20.0	Notices

Notices hereunder are deemed to be given when hand delivered, e-mailed, faxed or mailed first class, postage prepaid to the addresses of the parties as set forth herein, or such other addresses as shall be furnished in writing by either party.

21.0	Records and Audits

Supplier shall keep complete, correct and accurate books of account containing all records that are required according to Supplier’s business processes and policies, and in order to allow Customer to determine the accuracy of the prices charged to Customer under this Agreement and to verify the efforts of Supplier to reduce such prices.

Solectron shall, upon request from Customer at time of Quarterly Cost Review, provide to Customer:

A report that identifies, by assembly, quantity and such other attributes as are relevant, all finished goods, work in progress, Parts and other items held or ordered by Solectron (i) for which Customer is or may become liable to pay Solectron under any provision of this Agreement, and (ii) in addition to the foregoing, those that Solectron intends to use in producing Products.

For the verification of component pricing, Solectron shall provide Customer Weighted Average Actual Price (WAAP) data for components, at the Customer part number level.

All WAAP information disclosed between the parties shall be deemed Confidential Information. Customer shall not reveal WAAP data to component suppliers, distributors, other contract manufacturers, or any other third parties, either directly or indirectly. The parties acknowledge that improper disclosure of WAAP data to suppliers could result in irreparable damage to procurement leverage; therefore, each party agrees to take prompt corrective action for any improper disclosure and to take disciplinary action where appropriate.

WAAP (Weighted Average Actual Price) is a systems generated formula
WAAP = [ ]*
** WAAP recalculates on a daily basis.

The Supplier agrees to provide access to the following types of information with respect to Solectron’s performance of its obligations under this Agreement on an as needed basis:

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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•	Component business awards where such awards are specified by Customer

•	Yield data at board test and final test

•	Rework and scrap rates

•	Supplier performance ratings

•	Factory cycle-time

•	Component lead times

•	Freight costs

•	Inventory visibility

•	ECN tracking and effectiveness

•	Summaries of Customer shipments and billings

•	Other information to be provided based on mutual agreement of both parties

22.0	This Agreement is the complete and exclusive understanding of the parties on this subject matter and this Agreement supercedes any previous agreements, either oral or written, relating to the subject matter herein. No alterations or modifications to this Agreement shall be binding upon either Supplier or Customer unless made in writing and signed by an authorized representative of each.

23.0	Backups

23.1.	Supplier shall identify a secondary manufacturing site that can assume within a commercially reasonable time period, all manufacture of Customer’s Products in the event the primary manufacturing site becomes incapable of executing the Customer’s requirements.

1.	The capacity and capabilities of the secondary site should be updated/reviewed quarterly as part of the QBR.

23.2.	Supplier shall archive, in a location that is geographically separate from the current manufacturing site, all information necessary to relocate the manufacturing process.

1.	Information to be archived will include, but is not limited to:

a.	Assembly processes and documentation

b.	Test processes and documentation

c.	Current AVL and contact list

d.	Packaging and shipping processes and documentation

e.	Current material pipeline

23.4.	Archived information shall be refreshed on a weekly basis for dynamic data and as needed for static data.

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Agreed:

Supplier:		Customer:
Solectron Corporation		Teradyne, Inc.

By:	/s/ Joe Regan	By:	/s/ James Federico
Name:	Joe Regan	Name:	James A. Federico
Title:	Corp. VP	Title:	VP, ATEOps
Date:	11-24-03	Date:	11/21/2003

Supplier:
Solectron Technology Singapore Ltd.

By:	/s/ Joe Regan
Name:	Joe Regan
Title:	Vice President
Date:	11-24-03

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